Exhibit 3.3

State of Delaware

CERTIFICATE OF FORMATION

of

GRIZZLY MERGER SUB 1, LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), hereby certifies that:

1.	The name of the limited liability company is:

Grizzly Merger Sub 1, LLC

2.	The address of the registered office and the name and address of the registered agent for service of process is:

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 4th day of August, 2020.

By:	/s/ Erica K. Kaiser
Authorized Person
Erica K. Kaiser